Exhibit 10.1.31

Compensation Arrangements with Directors and Named Executive Officers

Following is a description of compensatory arrangements with directors and 2009 base salaries for named executive officers.

Directors
Directors receive an annual retainer of $85,000 ($50,000 of which is paid through the Long-Term Incentive Plan in common stock or, at the election of the director, Director Deferred Share Units).  Our lead director receives an additional annual retainer of $20,000, and the chairs of the Board’s Audit, Compensation and Development, and Governance Committees receive an additional annual retainer of $10,000, $5,000 and $5,000, respectively.  Attendance fees of $1,000 for each Board meeting and $1,000 for each committee and other meeting attended are also paid.  Directors may defer the receipt of all or part of the cash retainers and meeting fees.

We offer life and medical insurance coverage for our non-employee directors (except Mr. Forsee).  The total premium paid by us for this coverage in 2007 was $45,621.  We pay or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings.  We paid in certain years prior to 2008, and we may pay in future years, the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting a year.  We also match on a two-for-one basis up to $5,000 per year (which would result in a $10,000 Company match) of charitable donations made by a director to 501(c)(3) organizations that meet our strategic giving priorities and are located in our generation and service communities.

Named Executive Officers
On February 10, 2009, the independent members of the Great Plains Energy Board of Directors, upon recommendations of its Compensation and Development Committee, approved the following annual base compensation for 2009 of the principal executive officer, principal financial officer and the other executive officers of Great Plains Energy named in its 2008 proxy statement:

Name	2009 Base Compensation
Michael J. Chesser Chairman of the Board and Chief Executive Officer - Great Plains Energy, KansasCity Power & Light Company (“KCP&L”) and KCP&L Greater MissouriOperations Company (“GMO”)	$800,000
Terry Bassham Executive Vice President – Finance and Strategic Development and Chief FinancialOfficer - Great Plains Energy, KCP&L and GMO	$420,000
William H. Downey President and Chief Operating Officer - Great Plains Energy, KCP&L and GMO	$510,000
John R. Marshall Executive Vice President, Utility Operations - KCP&L and GMO	$400,000

Mr. Malik, who was a named executive officer in the 2008 proxy statement, ceased being an officer or employee in 2008 in connection with the sale of Strategic Energy, L.L.C.  The Company also pays or reimburses the executive officers named above for certain other items, which could include: employer match of contributions to our 401(k) plans (which are contributed to the maximum extent permitted by law to the 401(k), with any excess contributed to the officers’ accounts in our non-qualified deferred compensation plan); flexible benefits and other health and welfare plan benefits; car allowances; club memberships; executive financial planning services; parking; spouse travel; personal use of company tickets; matched charitable donations; executive health physicals; and vacation days sold back to the Company.